Exhibit 99.1

March 4, 2016

UDF Income Fund V Offering Closing

To Our Shareholders,

In December 2015, our Dealer Manager elected to exit the wholesale distribution business and discontinue the offering of all programs, including UDF V. As a result, effective January 1, 2016, we suspended our capital raising efforts pending the transfer of capital raising activities to a new dealer manager. However, our board of trustees has now determined that it is in the best interest of the shareholders of UDF V to close the offering to new investments and discontinue the distribution reinvestment plan and share repurchase program. In accordance with the terms of our distribution reinvestment plan, the plan will terminate ten days after the date of this letter, and in accordance with the terms of our share repurchase program, that program will terminate 30 days after the date of this letter although we do not intend to repurchase any shares pursuant to the share repurchase program prior to the program’s official termination.

UDF V has originated eight loans for residential development projects, with 69% of the loans’ principal secured by properties in the Dallas, TX area and 31% secured by properties in the Houston, TX area. We intend to continue operating UDF V in its normal course to complete the eight projects in our portfolio. As we fund our outstanding commitments and the developments are brought to completion and finished lots and land are sold to builders, UDF V intends to repay any outstanding debt and return capital to our shareholders.

We declared a daily distribution of $0.0040274 per share for shareholders of record as of the close of business of each day in February 2016, payable at the end of March. Such distributions will be paid in cash as a result of the termination of our distribution reinvestment plan. Going forward, distributions, when appropriate, will be determined by our board of trustees quarterly and may include a return of invested capital.

Eustice Mita submitted his resignation to the UDF V board of trustees on February 29, 2016 and we have reduced our board to a total of three trustees, including two independent trustees as required in our Declaration of Trust. Mr. Mita’s resignation was due to personal reasons, and was not due to any disagreements with us or our board of trustees on any matter relating to our operations, policies or practices.

Our goal remains the preservation and return of capital to our shareholders. Please contact our Investor Services Department at (800) 859-9338 with any additional questions.

Thank you,

Hollis M. Greenlaw

Chairman of the Board of Trustees and Chief Executive Officer of UDF V